Exhibit 12.1

INERGY, L.P. and Subsidiary

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Thousands)

	Year Ended September 30,								Nine Months Ended June 30,
	2000		2001	2002		2003	2004		2005
Earnings:
Net income (loss)	$(1,829)		$4,349	$8,309		$13,512	$(4,596)		$41,842
Income taxes	7		—	93		103	167		358
Interest expense	2,740		6,670	8,365		9,982	7,878		23,018
Interest portion of operating leases	162		221	683		938	1,519		2,090
Write off of deferred financing costs	—		—	585	(b)	—	1,216	(c)	6,990	(d)
Make whole premium charge	—		—	—		—	17,949	(c)	—
Income received from swap value	—		—	—		—	(949	)(c)	—

Earnings for ratio calculation	$1,080		$11,240	$18,035		$24,535	$23,184		$74,298

Fixed Charges:
Interest expense	$2,740		$6,670	$8,365		$9,982	$7,878		$23,018
Interest portion of operating leases	162		221	683		938	1,519		2,090
Write off of deferred financing costs	—		—	585	(b)	—	1,216	(c)	6,990	(d)
Make whole premium charge	—		—	—		—	17,949	(c)	—
Income received from swap value	—		—	—		—	(949	)(c)	—

Total fixed charges	$2,902		$6,891	$9,633		$10,920	$27,613		$32,098

Ratio of earnings to fixed charges	—	(a)	1.63 x	1.87 x		2.25 x	—	(a)	2.31 x

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the amortization of deferred financing and interest associated with operating leases.

(a)	Earnings were inadequate to cover fixed charges by $1.8 million for the year ended September 30, 2000, and $4.4 million for the year ended September 30, 2004.

(b)	The write of deferred financing costs of $.6 million for the year ended September 30, 2002 relates to the early retirement of bank debt.

(c)	The write off of deferred financing costs in the amount of $1.2 million, the make whole premium charge of $17.9 million, and the income of ($0.9) million received from swap value is associated with the January 2004 early retirement of $85.0 million of private placement notes.

(d)	Reflects amounts recognized as expense in the quarter ended December 31, 2004, incurred in connection with the retirement of Inergy’s 364-day credit facility used to fund a portion of the Star Gas Propane Acquisition, and deferred financing costs written off with the retirement of Inergy’s previous credit facility.